Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	William P. Hornby, CPA
whornby@centurybank.com

Phone:	781-393-4630

Fax:	781-393-4071

CENTURY BANCORP, INC. ANNOUNCES THE RESIGNATION OF BOARD MEMBER ROGER S. BERKOWITZ AS HE JOINS THE FEDERAL RESERVE BANK OF BOSTON

Medford, MA, December 20, 2011—Marshall M. Sloane, Chairman of Century Bancorp, Inc., (NASDAQ:CNBKA) (www.centurybank.com) (“the Company”) today announced that the Company received notice that Roger S. Berkowitz resigned from his position as Director of Century Bancorp, Inc. and Century Bank and Trust Company. Mr. Berkowitz was elected to the Board of Directors of the Federal Reserve Bank of Boston and it is required that he relinquish any position that he holds in any other bank.

Mr. Berkowitz has served as an active member of the Board of Directors of Century Bancorp, Inc. since 1996 and Century Bank and Trust Company since 1989. He is President and CEO of Legal Sea Foods, Inc.

“We owe a debt of gratitude to Roger for 22 years of service. During his tenure, the Company’s approach to banking has grown and evolved. His vision, values and commitment to the community combined with his deep knowledge of the restaurant industry, have contributed greatly to the direction of our Company,” said Mr. Sloane. “The Board and I join the entire Century team in wishing Roger well in his new endeavor.”

The Company, through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-four full-service branches in the Greater Boston area, including our newest branch in Newton Centre, offers a full range of Business, Personal and Institutional Services.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.